Exhibit 5.1

1314 Main Street, Suite 102 Louisville, CO 80027 Phone: 617-243-0060 Fax: 617-243-0066

March 6, 2018

Sonoma Pharmaceuticals, Inc.

1129 N. McDowell Blvd.

Petaluma, CA 94954

Ladies and Gentlemen:

I have acted as securities counsel to Sonoma Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the public offering of up to 1,428,570 of the Company’s common stock, par value $0.0001 per share (the “Shares”), as described in the preliminary prospectus supplement, dated March 2, 2018 and the final prospectus supplement dated March 6, 2018 (collectively, the “Prospectus Supplement”), supplementing the prospectus included in the Company’s Registration Statement on Form S-3 (File No. 333-221477) (including the prospectus contained therein, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”). The Shares are to be issued and sold by the Company pursuant to a Placement Agency Agreement dated March 2, 2018 (the “Placement Agency Agreement”), between the Company and Dawson James Securities, Inc. as the representative for the Placement Agent. All capitalized terms used in the opinion and not otherwise defined herein shall have the same meaning ascribed to them as in the Placement Agency Agreement.

I have examined and relied upon originals or copies of such corporate and public records and agreements, instruments, certificates, and other documents as I have deemed necessary or appropriate for purposes of this opinion including, without limitation, (i) the Registration Statement, (ii) the Prospectus Supplement, (iii) the Company’s Restated Certificate of Incorporation and the Company’s Bylaws, each as restated and/or amended to date, (iv) the Placement Agency Agreement, and (v) a copy of resolutions of the board of directors of the Company relating to the Registration Statement and the Sales Agreement. I have also relied, without independent verification, on certificates of public officials and, as to matters of fact material to my opinion, on certificates and other inquiries of officers of the Company.

In my examination of the foregoing documents, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents. I have not undertaken, nor will I undertake, and hereby disclaim any duty or obligation to make any independent investigation beyond such documents, statements and representations or to verify the adequacy or accuracy of such documents, statements or representations.

I render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than (1) the existing federal laws of the United States of America; (2) the Delaware General Corporation law, the Delaware Constitution and reported judicial decisions relating thereto as in effect on the date hereof.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, I am of the opinion that the Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Placement Agency Agreement against payment in full to the Company of the consideration set forth therein, will be validly issued, fully paid and nonassessable.

1

1314 Main Street, Suite 102 Louisville, CO 80027 Phone: 617-243-0060 Fax: 617-243-0066

In rendering the foregoing opinion, I have assumed that: (i) the Company will issue and deliver the Shares in the manner contemplated by the Registration Statement, the Prospectus Supplement and the Placement Agency Agreement; and (ii) the Shares will be issued in compliance with applicable federal and state securities laws.

This opinion is being furnished solely in connection with the filing of the Prospectus Supplement, and speaks as of the date hereof. I am opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, as further limited above, and I disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Form 8-K of the Company being filed on the date hereof in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the reference to my firm in the Prospectus Supplement forming a part of the Registration Statement. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Amy M. Trombly,

Amy M. Trombly, Esq.

2